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                                                                    EXHIBIT 99.3

         FORM OF CONSENT OF HOLDERS OF LRS NONVESTED RESTRICTED SHARES

                             LRS ACQUISITION CORP.
                            AGREEMENT AND CONSENT OF
                   HOLDER OF LRS NONVESTED RESTRICTED SHARES

         This Agreement and Consent of Holder of LRS Nonvested Restricted Shares is made as of ___________, 1998 between _______________ (the "Nonvested Restricted Share Holder") and LRS Acquisition Corp., a Delaware corporation ("LRS").

         WHEREAS, the Nonvested Restricted Share Holder is the owner of _______ Restricted Shares of LRS Common Stock purchased under a Stock Purchase Right Agreement dated ___________ pursuant to the LRS 1994 Stock Plan (the "Plan"); the number of such shares that have not vested as of the Closing Date under the Reorganization Agreement (defined below) are referred to herein as the "Nonvested Restricted Shares";

         WHEREAS, LRS is a party to an Agreement and Plan of Reorganization (the "Reorganization Agreement"), dated as of January 23, 1998, by and among Sybron International Corporation, a Wisconsin corporation ("Sybron"), Normandy Acquisition Co., a Delaware corporation and a wholly owned subsidiary of Sybron ("Acquisition"), LRS, and Liberty Partners Holdings 5, L.L.C., a Delaware limited liability company;

         WHEREAS, upon the terms and subject to the conditions set forth in the Reorganization Agreement, (i) Acquisition will merge with and into LRS with LRS being the surviving corporation and becoming a wholly owned subsidiary of Sybron, and (ii) all equity securities of LRS (including all Nonvested Restricted Shares) will be converted into or exchanged for shares of Common Stock, par value $.01 per share, of Sybron ("Sybron Common Stock");

         WHEREAS, as a condition to the consummation of the merger contemplated by the Reorganization Agreement, Sybron and LRS have required that the holders of all Nonvested Restricted Shares surrender and cancel their Nonvested Restricted Shares in exchange for the consideration set forth in the Reorganization Agreement; and

         WHEREAS, capitalized terms used herein and not otherwise defined will have the meanings set forth in the Reorganization Agreement.

         NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Surrender and Cancellation of the Nonvested Restricted Shares. In lieu of the consideration provided for in Section 9 of the Stock Purchase Right Agreement, the Nonvested Restricted Share Holder hereby approves the consummation of the transactions described in the Reorganization Agreement and surrenders the certificate(s) representing the Nonvested Restricted Shares (and all rights related to such shares), which were purchased under the Stock Purchase Right Agreement attached hereto as Exhibit A, to LRS for cancellation simultaneously with, and subject to the consummation of, the Merger, in exchange for a number of shares of Sybron Common Stock equal to the aggregate fair market value of such Nonvested Restricted Shares as of the Effective Time of Merger, calculated in accordance with Section 1.89 of the Reorganization Agreement, which shall be an amount equal to, for each Nonvested Restricted Share, the sum of (a) the Net Equity Merger Price multiplied by a fraction, the numerator of which shall be 0.72 and the denominator of which shall be the Total Shares Deemed Outstanding, plus (b) 10% of the original purchase price for such Nonvested Restricted Share. If the Reorganization Agreement is terminated, the Nonvested Restricted Shares shall be returned to the Nonvested Restricted Share Holder and this Agreement and Consent shall be terminated without any liability to any party hereto.

         2. Representations of the Nonvested Restricted Share Holder. The Nonvested Restricted Share Holder hereby represents and warrants to LRS and Sybron that (a) it is the registered and beneficial owner of the Nonvested Restricted Shares and possesses good title thereto, free and clear of any liens, charges and encumbrances (other than
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liens, charges and encumbrances set forth in the Stock Purchase Right Agreement or the Plan), (b) it has the requisite power and authority to enter into this Agreement and Consent and to perform its obligations hereunder, (c) this Agreement and Consent has been duly authorized, executed and delivered by the Nonvested Restricted Share Holder and constitutes a valid and binding obligation of the Nonvested Restricted Share Holder, enforceable in accordance with its terms, (d) the Nonvested Restricted Share Holder is not subject to or bound by any provision of any contract or agreement, or any law, order, judgement or decree which would be breached or violated upon execution, delivery or performance of this Agreement and Consent or the consummation of the transactions contemplated hereby, and (e) the Nonvested Restricted Share Holder is aware of, and has had a satisfactory opportunity to ask questions of and receive answers from agents and employees of LRS concerning, the terms and conditions of the transactions contemplated hereby and under the Reorganization Agreement and has received a copy of the Proxy Statement/Prospectus dated March 12, 1998, including the Reorganization Agreement and the other appendices thereto, and such other information about the transactions contemplated hereby and thereby as the Nonvested Restricted Share Holder deemed necessary or desirable to reach an informed and knowledgeable decision to enter into this Agreement and Consent.

         3. Appointment of LRS Representatives. Upon consummation of the Merger and subject to the provisions of Section 10.16 of the Reorganization Agreement, the Nonvested Restricted Share Holder hereby irrevocably appoints Messrs. Michael Kluger, Gordon Nye and Kenneth Rainin as his agents and attorneys-in-fact with full power of substitution to do any of the things set forth in Section 10.16 of the Reorganization Agreement.

         4. Waiver of Dissenters Rights. The Nonvested Restricted Share Holder hereby waives any dissenters rights, appraisal rights or other similar rights available under any applicable law or contract with respect to the transactions contemplated by this Agreement and Consent or the Reorganization Agreement.

         5. Further Assurances. The Nonvested Restricted Share Holder shall, upon the request of LRS or Sybron, execute and deliver such documents and take such actions reasonably deemed by LRS or Sybron to be necessary to effectuate the purposes and objectives of this Agreement and Consent.

         6. Counterparts. This Agreement and Consent may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same Agreement and Consent.

         7. Governing Law. This Agreement and Consent shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Consent to be executed and delivered as of the date first written above.


                                ____________________________________________
                                [Nonvested Restricted Share Holder]

                                LRS ACQUISITION CORP.


                                By: ________________________________________
                                Its: _______________________________________





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